Exhibit 99.1

Expense Letter Agreement, dated August 16, 2004

Trump Hotels & Casino Resorts, Inc.
1000 Boardwalk

Atlantic City, New Jersey 108401

August 16, 2004

DLJ Merchant Banking Partners III, L.P.

11 Madison Avenue

New York, NY 10010

Attention: Mr. Steven Rattner

Dear Steve:

Reference is hereby made to the Second Exclusivity Agreement, entered into as of August 9, 2004, between Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the “Company”), and DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership (“DLJMB”), and the term sheet attached thereto (the “Second Exclusivity Agreement”). The Second Exclusivity Agreement sets forth certain matters related to a possible transaction between the Company and DLJMB pursuant to which, if the parties can agree to the terms thereof, DLJMB will make an equity investment in the Company in connection with a restructuring of the debt securities of the Company’s subsidiaries and a recapitalization of the Company as set forth in the term sheet attached to the Second Exclusivity Agreement (the “Transaction”).

This letter hereby confirms the Company’s agreement to deposit with a mutually agreed third-party escrow agent (the “Escrow Agent”), no later than 1:00 p.m. on Monday, August 16, 2004 (by wire transfer of immediately available cash funds, to an escrow account (the “Escrow Account”) that will be governed by a separate escrow agreement (the “Escrow Agreement”) to be entered into among the Company, DLJMB and such Escrow Agent), an amount equal to 80% of all of DLJMB’s documented (including a reasonably detailed breakdown and supporting documentation reflecting any amounts due (the “Documentation”) which is provided herewith), reasonable and accountable out of pocket expenses (including, without limitation, the fees, charges, disbursements and expenses of financial advisors, accountants, consultants, attorneys and other advisors) incurred by DLJMB and paid or payable to third parties in connection with the Transaction (such fees and expenses, the “Transaction Expenses”) through August 9, 2004 (such amount, plus any other funds deposited by the Company in the Escrow Account pursuant to the next sentence, the “Escrowed Amount”).   Following such initial deposit of Transaction Expenses, the Company agrees to deposit, upon receipt of appropriate Documentation, 80% of DLJMB’s additional Transaction Expenses in the Escrow Account on a monthly basis for its Transaction Expenses incurred from August 10, 2004 until such time as the full Escrowed Amount is paid to DLJMB pursuant to the following paragraph; provided, however, that the aggregate Transaction Expenses that are to be deposited by the Company in the Escrow Account pursuant to the terms of this letter agreement may in no event exceed $4 million.  The parties agree that the deposits of the Escrowed Amount are irrevocable except as expressly provided in this letter agreement.

The parties agree that the Escrow Agreement will provide that the Escrowed Amount, plus the interest accrued thereon, shall become payable to DLJMB upon the earliest of (i) the execution of the Investment Agreement expected to be entered into among the Company, DLJMB (and an affiliate thereof) and Donald J. Trump in connection with the Transaction (the “Investment Agreement”), (ii) the termination of the Restructuring Support Agreement, dated as of August 9, 2004, among the Company and certain of its affiliates, Donald J. Trump and certain noteholders of the Company’s subsidiaries (the “Restructuring Support Agreement”), (iii) as promptly as practicable after DLJMB provides notice to the Company that it has terminated discussions with the Company in connection with the Transaction, (iv) such other date that the Company, DLJMB and the Required Noteholders under the Restructuring Support Agreement shall mutually agree that the Escrowed Amount shall be paid, and (v) October 6, 2004; provided, however, that in each case if the Investment Agreement is terminated as a result of a material breach thereof by DLJMB, then DLJMB shall promptly reimburse the Escrowed Amount to the Company, plus the interest accrued thereon. After the Company makes payment in full of the Escrowed Amount to DLJMB, the Company’s obligations hereunder shall thereupon terminate.  The Company’s deposit, and the subsequent payment, of the Escrowed Amount to DLJMB shall be credited against, and shall not result in duplicative payment of, any transaction expenses actually paid to DLJMB pursuant to the terms of the Exclusivity Agreement, dated as of

January 20, 2004, between the Company and DLJMB, the Second Exclusivity Agreement, the Letter Agreements, dated as of February 12, 2004, among the Company and certain of its subsidiaries and DLJMB, as amended on August 9, 2004, the Investment Agreement or any other agreement.  The Escrow Agreement shall additionally provide that the Escrow Agent shall be authorized to release the Escrowed Amount to DLJMB upon written notice from DLJMB to the Escrow Agent that any of the events set forth in clauses (i) - (v) above have occurred, plus applicable supporting documentation evidencing the occurrence of any such event (with copies of such notice and documentation delivered to the Company); provided, that no such notice or supporting documentation shall be required upon the occurrence of the event set forth in clause (v).

The foregoing is in consideration of DLJMB’s continued interest in pursuing the Transaction on the terms set forth in the term sheet and further described in the press release dated August 9, 2004 (including the currently non-consensual manner in which the Transaction will proceed with respect to the holders of the Trump Casino Holdings, LLC, 11 5/8% First Priority Mortgage Notes due 2010).

If the above represents your understanding with respect to the matters set forth herein, please execute a copy of this letter agreement and deliver it to me at the address set forth above.

Regards,

TRUMP HOTELS & CASINO RESORTS, INC.

Name:
Title:

Agreed and Accepted to

this 16th day of August, 2004

DLJ MERCHANT BANKING PARTNERS III, L.P.

By: DLJ Merchant Banking III, Inc.,
its Managing General Partner

Name:
Title: